Exhibit 99.B(m)(2)(b)

SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS C SHARES OF THE

VICTORY PORTFOLIOS

Dated February 26, 2002

This Plan shall be adopted with respect to Class C Shares of the following series of The Victory Portfolios:

	Fund Name	Rate*			Fund Name	Rate*
1	Victory Diversified Stock Fund	1.00	%**	26	Victory RS Growth Fund	1.00	%**
2	Victory Expedition Emerging Markets Small Cap Fund	1.00	%**	27	Victory RS International Fund	1.00	%**
3	Victory Floating Rate Fund	1.00	%**	28	Victory RS Investors Fund	1.00	%**
4	Victory Global Natural Resources Fund	1.00	%**	29	Victory RS Large Cap Alpha Fund	1.00	%**
5	Victory High Income Municipal Bond Fund	1.00	%**	30	Victory RS Mid Cap Growth Fund	1.00	%**
6	Victory High Yield Fund	1.00	%**	24	Victory RS Science and Technology Fund	1.00	%**
7	Victory INCORE Fund for Income	1.00	%**	25	Victory RS Select Growth Fund	1.00	%**
8	Victory INCORE Investment Quality Bond Fund	1.00	%**	26	Victory RS Small Cap Equity Fund	1.00	%**
9	Victory INCORE Low Duration Bond Fund	1.00	%**	27	Victory RS Small Cap Growth Fund	1.00	%**
10	Victory INCORE Total Return Bond Fund	1.00	%**	28	Victory RS Value Fund	1.00	%**
11	Victory Integrity Discovery Fund	1.00	%**	29	Victory S&P 500 Index Fund	1.00	%**
12	Victory Integrity Mid-Cap Value Fund	1.00	%**	30	Victory Special Value Fund	1.00	%**
13	Victory Integrity Small/Mid-Cap Value Fund	1.00	%**	31	Victory Strategic Allocation Fund	1.00	%**
14	Victory Integrity Small-Cap Equity Fund	1.00	%**	32	Victory Strategic Income Fund	1.00	%**
15	Victory Munder Mid-Cap Core Growth Fund	1.00	%**	33	Victory Sycamore Established Value Fund	1.00	%**
16	Victory Munder Multi-Cap Fund	1.00	%**	34	Victory Tax-Exempt Fund	1.00	%**
17	Victory Munder Small Cap Growth Fund	1.00	%**	35	Victory Trivalent Emerging Markets Small-Cap Fund	1.00	%**
18	Victory NewBridge Global Equity Fund	1.00	%**	36	Victory Trivalent International Fund—Core Equity	1.00	%**
19	Victory NewBridge Large Cap Growth Fund	1.00	%**	37	Victory Trivalent International Small-Cap Fund	1.00	%**
20	Victory Sophus China Fund	1.00	%**
21	Victory Sophus Emerging Markets Fund	1.00	%**
22	Victory Sophus Emerging Markets Small Cap Fund	1.00	%**
23	Victory RS Global Fund	1.00	%**

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class C Shares.
**Of this amount, no more than the maximum amount permitted by NASD Conduct Rules will be used to finance activities primarily intended to result in the sale of Class C shares.

As of December 7, 2016
VICTORY PORTFOLIOS

	By:	/S/ Christopher K. Dyer
		Name:	Christopher K. Dyer
		Title:	President

VICTORY CAPITAL ADVISERS, INC.

	By:	/S/ Peter Scharich
		Name:	Peter Scharich
		Title:	President